CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 24, 2024, relating to the financial statements and financial highlights of Aptus Drawdown Managed Equity ETF, Aptus Collared Investment Opportunity ETF, Aptus Defined Risk ETF, Opus Small Cap Value ETF, Aptus International Enhanced Yield ETF, Aptus Enhanced Yield ETF, and Aptus Large Cap Enhanced Yield ETF, each a series of ETF Series Solutions, for the year or period ended April 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
August 27, 2024